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                                                                    EXHIBIT 99.1

                   [LETTERHEAD OF NUEVO ENERGY APPEARS HERE]


____________________________________________________________________NEWS RELEASE
FOR IMMEDIATE RELEASE                                                   Contact:
January 8, 1999                                                Barbara B. Forbes
                                                  Director of Investor Relations
                                                                  (713) 756-1652

                       NUEVO ENERGY COMPANY CLOSES SALE

               OF EAST TEXAS ASSETS FOR AN ADJUSTED $192 MILLION


HOUSTON -- Nuevo Energy Company (NYSE:NEV) announced today that it has completed the previously announced sale of its East Texas natural gas assets to an affiliate of Samson Resources Company for an adjusted purchase price of $192 million. This does not include a $5 million realized gain on completed hedge transactions related to the sale. The East Texas assets accounted for approximately 275 billion cubic feet equivalent (Bcfe) of Nuevo's January 1, 1998, proved reserves. The sale of the assets was effective July 1, 1998.

A portion of the proceeds has been set aside to fund an escrow account to provide "like-kind exchange" tax treatment in the event Nuevo acquires domestic producing oil and gas properties in the first half 1999. The balance of the proceeds has been used to reduce outstanding senior bank debt. Following these transactions, Nuevo's debt to total capitalization is 36%.

Following the sale, Nuevo's pro forma production breakdown is as follows:
California, 85%; onshore Gulf Coast, 8%; and international, 7%. In addition, Nuevo's aggregate production is approximately 85% oil and 15% natural gas.

Nuevo Energy Company is a Houston, Texas-based Company primarily engaged in the exploration for, and the acquisition, exploitation, development and production of crude oil and natural gas. Nuevo's principal domestic properties are located onshore and offshore California and onshore the Gulf Coast region. Nuevo is the largest independent producer of oil and gas in California. The Company's international properties are located offshore the Republics of Congo and Ghana in West Africa.

This press release includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including without limitation, business strategies, plans and objectives of management of Nuevo for future operations, and capital expenditures are forward-looking statements. There can be no assurances that such forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from the forward-looking statements ("Cautionary Statements") include volatility in oil and gas prices, operating risks, the risks associated with reserve replacement, competition from other companies and other factors set forth in the Company's Annual Report on Form 10-K filed with the SEC and incorporated herein. All subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified by the Cautionary Statements.